Exhibit 99.1
Contact:
Financial Relations Board
Melanie Nimrodi
312.546.3508 or mnimrodi@frbir.com
At The Company
Bob McNally
404.727.0971 or bmcnally@geovax.com
FOR IMMEDIATE RELEASE
GeoVax’s DNA and MVA Vaccines Shipped to HIV Vaccine Trials Network for Use in the Upcoming Phase 2a Trial
ATLANTA — October 20, 2008 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based biotechnology company, developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, announced today it has shipped both DNA and MVA components of its AIDS vaccine to the HIV Vaccine Trials Network (HVTN) pharmacy, for use in the upcoming Phase 2a human clinical trial. This Phase 2a study will involve 150 vaccinees and 75 placebo (control) participants. These trials serve as a major milestone, as Phase 2a trials are the most advanced trials to-date for GeoVax.
Dr. Robert McNally, President and CEO of GeoVax Labs Inc., commented, “The shipment of the vaccine to the HIV Vaccine Trials Network is a significant step in preparation for the largest clinical trial yet to be undertaken by GeoVax. Multiple completed Phase 1 safety trials refined the dose and vaccine delivery intervals to optimize the immune responses considered desirable to achieve protection against the HIV-1 virus causing AIDS.”
Further, a Biological Master File has been submitted to the Food and Drug Administration (FDA) for review of the manufacturing data for the product shipped to HVTN for use in the Phase 2a trial. The FDA completes its review within four weeks. Upon FDA clearance, HVTN’s pharmacy will release GeoVax’s DNA and MVA vaccines for its planned Phase 2a trial commencement.
GeoVax AIDS vaccines are designed to prevent development of Acquired Immunodeficiency Disease (AIDS) caused by the virus known as HIV-1 by vaccinating individuals prior to virus infection. The vaccine regimen employs a two component “prime-boost strategy.” Trial participants are first administered GeoVax HIV-1 DNA vaccine which “primes” the immune system followed by the second vaccine, GeoVax’s HIV-1 MVA (Modified Vaccinia Virus) boost. Both vaccines express the 3 major proteins of the AIDS virus. These proteins mimic more than 50% of the components of the AIDS virus (HIV-1) but cannot cause AIDS.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus). Studies evaluating these vaccines in HIV/AIDS infected individuals are in the planning stage.
GeoVax’s core AIDS vaccine technologies were developed through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and the GeoVax team.
GeoVax AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health [NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007. www.geovax.com
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
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